Exhibit 10.14

April 26, 2019

Mr. Kevin Johnson

Via Email

Strictly private and confidential

Dear Kevin,

Congratulations! We are very pleased to extend you an employment offer for the position of Vice President and Chief Financial Officer, ESAB, reporting to Shyam Kambeyanda, President ESAB and Senior Vice President, Colfax Corporation.

We look forward to having you as a part of our team, adding your skills, experiences and talent to ESAB. Below you will find the specific terms of our offer.

Date of Employment	We anticipate that you will begin your new role effective May 13, 2019.

Base Salary	Your starting annual salary will be US $318,000 payable semi-monthly. You will be eligible for annual merit increases, beginning in 2020, consistent with our annual merit cycle, based on benchmarks and company merit increase guidelines.

Annual Cash Bonus	You will be eligible to participate in our Management Incentive Compensation Plan (MIP) with a target of 50% of your base salary. The actual MIP payout is based on the achievement of ESAB financial performance against pre-set thresholds, targets, and maximums. The maximum payout is 250% of target. Your 2019 MIP award will be prorated based on your start date with ESAB and transition from your current role.

Equity Awards

You will be eligible for annual equity grants starting in February 2020 based on your position and performance in accordance with our equity guidelines. The current target for your position is 60% of your base salary. Your award can be more or less than this target depending on your performance and company affordability. Annual equity awards are currently delivered in 50% stock options and 50% restricted stock units. Annual equity awards vest 33 1/3% each year on the 1st, 2nd and 3rd anniversaries of the grant.

The terms and conditions of equity awards will be in accordance with Colfax’s 2016 Omnibus Incentive Plan or successor plan.

401(k)	You will continue to have the opportunity to participate in the Colfax 401(k) Savings Plan with matching contributions. Colfax matches 100% of the first 4% that you contribute, and these matching contributions vest immediately. In addition, at its discretion, Colfax will make non-elective contributions of 2% into your account. These non-elective contributions vest over five years.

NQ Deferred Comp	You will continue to have the opportunity to defer up to 50% of base salary and 75% of your annual bonus in the nonqualified deferred compensation plan. The plan offers up to 4% matching contributions and a company discretionary 2% contribution on base and bonus earnings over the IRS 401(k) maximums.

Retirement	Contingent on your pre-tax participation and contributions in the 401K and Nonqualified Deferred Compensation Program, the company will provide a pretax contribution equal to or greater than $19,000 per year. You will be required to contribute pretax amounts to your accounts in both plans of approximately 5% of base salary in total.

Relocation Benefits	You will be eligible for ESAB’s domestic relocation program managed by our relocation vendor, Lexicon, and in accordance with ESAB’s relocation policy. This relocation benefit pertains to your move from Wilmington, DE to Maryland, or such location that allows you to operate out of ESAB’s Annapolis Junction, MD office. You are required to complete this relocation on or before May 13, 2021. In the event you choose to terminate the employment relationship with the company prior to the expiration of two (2) years after the effective date of your relocation, you shall repay to the Company a pro-rata share of the relocation expenses.

Repatriation	ESAB agrees to pay the full cost of moving you, your wife, and children, and your normal household belongings to Australia in the event that your employment is involuntarily terminated by ESAB while you are in this VP, CFO role.

Health Benefits	You and your family will continue to be eligible to participate in health & welfare benefits including medical, dental, vision, short and long term disability, life and accidental death and dismemberment insurance.

Tax Prep./Equalization	While you are in this role, ESAB will provide company paid tax preparation, and tax equalization will be paid by ESAB for you and your spouse’s earnings in the Australian Superannuation Fund.

Vacation	You are eligible for 4 weeks of paid vacation per year and company holidays (approximately 10 days)

Car Allowance	As per your prior Colfax agreement, your monthly car allowance will be discontinued upon your start date in this role. However, to assist in this transition, ESAB will pay you a lump sum equal to 50% of your previous annual allowance ($6,000 gross). This payment will be made within approximately 30 days from your start date.

Kevin, we also want to confirm that your employment is “at will”. This means that your employment is for no definite period of time, and either you or the company may terminate your employment at any time, with or without cause or notice.

We look forward to having you join ESAB. It will be an excellent opportunity to work together to take the business to the next level of growth and success!

Sincerely,	ACKNOWLEGED & ACCEPTED:

/s/ Shyam Kambeyanda	/s/ Kevin Johnson Date: 4/26/19

Shyam Kambeyanda President ESAB and SVP Colfax Corporation	Kevin Johnson

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